Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2009 FOURTH QUARTER AND FULL YEAR RESULTS

Revenue Growth Drives Adjusted EPS of $1.16 and
Operating Cash Flow of $224.7 Million

Burlington, NC, February 11, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2009.

Fourth Quarter Results
Net earnings were $142.7 million, compared to $118.1 million in the fourth quarter of 2008. Earnings per diluted share (EPS) were $1.33 compared to $1.08 in 2008. Earnings per diluted share, excluding restructuring and other special charges recorded in both periods (Adjusted EPS) were $1.16, compared to $1.10 in 2008.

Operating income was $215.8 million. Operating income, excluding restructuring and other special charges (Adjusted Operating Income) was $221.9 million, or 19.0% of net sales.

Compared to the fourth quarter of 2008, and excluding a special charge in the prior year, revenues were $1,165.1 million, an increase of 3.4%.  Testing volume, measured by accessions, decreased 0.9% and revenue per accession increased 4.3%. Excluding the special charge and the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 2.8%.  Testing volume decreased by 1.5% and revenue per accession increased 4.3%.  During the quarter, the termination of two large government contracts reduced volume by 1.5%, declines in the Company’s drugs of abuse testing business reduced volume by 0.4% and weather reduced volume by 0.3%.  Excluding these items, volume increased by 0.7% in the quarter.

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Operating cash flow for the quarter was $224.7 million, net of $3.9 million in transition payments to UnitedHealthcare.  The balance of cash at the end of the quarter was $148.5 million, and there was $75 million outstanding under the Company’s $500 million revolving credit facility.  During the quarter, the Company repurchased $108.4 million of stock, representing approximately 1.5 million shares.

The Company recorded pre-tax restructuring and other special charges of $3.3 million during the fourth quarter of 2009, primarily relating to severance payments and the closing of redundant and underutilized facilities.  The Company also adopted amendments to its employee and executive pension plans, resulting in the recognition of a one-time net curtailment charge of $2.8 million.  In addition, the Company recorded favorable adjustments of $21.5 million to its fourth quarter tax provision relating to the resolution of certain state tax issues under audit, as well as the realization of foreign tax credits.

During the fourth quarter of 2008, the Company recorded total pre-tax restructuring and other special items of $15.4 million. Included in this amount were $4.2 million of restructuring and other special charges primarily related to workforce reductions and the closing of redundant and underutilized facilities; $3.7 million of accelerated retirement benefits related to the retirement of the Company’s Executive Vice President, Corporate Affairs; and the special charge for a $7.5 million cumulative revenue adjustment relating to certain historic overpayments made by Medicare for claims submitted by a subsidiary of the Company.  In addition, the Company recorded a $7.1 million favorable adjustment to its fourth quarter tax provision relating to tax treaty changes adopted by the United States and Canada.

Full Year Results
Net earnings were $543.3 million, compared to $464.5 million in 2008. EPS were $4.98 compared to $4.16 in 2008. Adjusted EPS were $4.89 compared to $4.60 in 2008.  Operating income was $935.9 million.  Adjusted Operating Income was $954.9 million, or 20.3% of net sales.

Compared to 2008, and excluding a special charge in the prior year, revenues were $4,694.7 million, an increase of 4.0%.  Testing volume, measured by accessions, increased 1.5% and revenue per accession increased 2.5%.  Excluding the special charge and the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 4.3%.  Testing volume increased 0.7% and revenue per accession increased 3.6%.

Operating cash flow for 2009 was $862.4 million, net of $28.4 million in transition payments to UnitedHealthcare, an increase of 10.4% compared to 2008.  During 2009, the company repurchased

$273.5 million of stock, representing approximately 3.9 million shares.  As of December 31, 2009, approximately $71.8 million of repurchase authorization remained available under the Company’s previously approved repurchase plan.

"We are very pleased with our fourth quarter and 2009 results, given the challenging economic environment.  We remain optimistic about the growth opportunities that lie ahead for us in 2010, and we are well positioned to capitalize on them,” said David P. King, Chairman and Chief Executive Officer.

Outlook for 2010
The Company expects revenue growth of approximately 2.5% – 4.5%; Adjusted EPS in the range of $5.35 to $5.55, excluding the impact of any share repurchase activity after December 31, 2009; operating cash flow of approximately $870 million, excluding any transition payments to UnitedHealthcare; and capital expenditures of approximately $135 million.

Share Repurchase Program
The Company announced today that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of an additional $250 million of its Common Stock.  Any purchases under LabCorp's stock repurchase programs may be made from time to time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-295-4740 (617-614-3925 for international callers).  The access code is 99559464.  A telephone replay of the call will be available through February 18, 2010 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 91332702.  A live online broadcast of LabCorp’s quarterly conference call on February 11, 2010 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 11, 2010.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2009, when filed.
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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,165.1	$1,119.1	$4,694.7	$4,505.2
Cost of sales	689.1	669.2	2,723.8	2,631.4
Selling, general and administrative	240.5	226.4	958.9	935.1
Amortization of intangibles and other assets	16.4	14.9	62.6	57.9
Restructuring and other special charges	3.3	4.2	13.5	37.9

Operating income	215.8	204.4	935.9	842.9

Other income (expense)	(1.3)	(0.6)	(3.8)	(2.1)
Investment income	0.5	0.4	1.6	2.5
Interest expense	(14.7)	(18.0)	(62.9)	(72.0)
Income from joint venture partnerships	2.9	2.7	13.8	14.4
Earnings before income taxes	203.2	188.9	884.6	785.7
Provision for income taxes	57.4	67.7	329.0	307.9
Net earnings	145.8	121.2	555.6	477.8
Less net earnings attributable to noncontrolling interest	(3.1)	(3.1)	(12.3)	(13.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$142.7	$118.1	$543.3	$464.5

Revenue, excluding special charge
Net sales	$1,165.1	$1,119.1	$4,694.7	$4,505.2
Cumulative revenue adjustment	--	7.5	--	7.5
Revenue, excluding special charge	$1,165.1	$1,126.6	$4,694.7	$4,512.7

Adjusted Operating Income
Operating Income	$215.8	$204.4	$935.9	$842.9
Restructuring and other special charges	6.1	15.4	19.0	94.1
Adjusted operating income	$221.9	$219.8	$954.9	$937.0

Adjusted EPS
Diluted earnings per common share	$1.33	$1.08	$4.98	$4.16
Impact of restructuring and other special charges	(0.17)	0.02	(0.09)	0.44
Adjusted EPS	$1.16	$1.10	$4.89	$4.60

Weighted average shares outstanding	107.5	109.5	109.1	111.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2009	2008

Cash and short term investments	$148.5	$219.7
Accounts receivable, net	574.2	631.6
Property, plant and equipment	500.8	496.4
Intangible assets and goodwill, net	3,239.3	2,994.8
Investments in joint venture partnerships	71.4	72.0
Other assets	325.3	255.0
	$4,859.5	$4,669.5

Zero-coupon subordinated notes	$292.2	$573.5
5 1/2% senior notes due 2013	351.3	351.7
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	500.0	545.8
Other liabilities	1,217.5	1,138.9
Noncontrolling interest	142.4	121.3
Shareholders' equity	2,106.1	1,688.3
	$4,859.5	$4,669.5

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31,	December 31,
	2009	2008

Net cash provided by operating activities	$862.4	$780.9
Net cash used for investing activities	(334.0)	(396.0)
Net cash used for financing activities	(600.9)	(218.5)
Effect of exchange rates on cash	1.3	(3.1)
Net (decrease) increase in cash	(71.2)	163.3
Cash at beginning of period	219.7	56.4
Cash at end of period	$148.5	$219.7

Free Cash Flow:
Net cash provided by operating activities	$862.4	$780.9
Less: Capital expenditures	(114.7)	(156.7)
Free cash flow	$747.7	$624.2

Notes to Financial Tables

1)
During the fourth quarter of 2009, the Company recorded net charges of $3.3 million ($2.0 million after tax) relating to severance payments for the reduction of certain management positions and the closing of redundant and underutilized facilities.  The Company also adopted amendments to its employee and executive pension plans, effective January 1, 2010, resulting in the recognition of a one-time net curtailment charge of $2.8 million ($1.7 million after tax).  In addition, the Company recorded favorable adjustments of $21.5 million to its fourth quarter tax provision relating to the resolution of certain state tax issues under audit, as well as the realization of foreign tax credits.  Combined, these net after tax adjustments increased net earnings for the quarter ended December 31, 2009 by $17.8 million and increased diluted earnings per share for the quarter by $0.17 ($17.8 million divided by 107.5 million shares).

During the first nine months of 2009, the Company recorded a charge of approximately $2.7 million ($1.6 million after tax) representing the Company’s fees and expenses associated with its acquisition of Monogram Biosciences (based on the new business combination accounting rules).   In addition, the Company recorded net charges of approximately $10.2 million ($6.1 million after tax) related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related workforce.

The after tax impact of these combined charges and adjustments increased net earnings for the year ended December 31, 2009, by $10.1 million and diluted earnings per share by $0.09 ($10.1 million divided by 109.1 million shares).

2)
During the fourth quarter of 2008, the Company recorded charges of $4.2 million ($2.5 million after tax) primarily related to workforce reductions and the closing of redundant and underutilized facilities.  In addition, the Company recorded approximately $3.7 million ($2.2 million after tax) of accelerated stock compensation relating to the retirement of the Company’s Executive Vice President, Corporate Affairs.  The Company also recorded a $7.5 million ($4.5 million after tax) cumulative revenue adjustment relating to certain historic overpayments made by Medicare for claims submitted by a subsidiary of the Company. Also, during the fourth quarter of 2008, the Company recorded a $7.1 million reduction in its provision for income taxes as a result of the fifth protocol amending the existing tax treaty with Canada entered into force December 15, 2008.  Combined, these net after tax adjustments decreased net earnings for the quarter ended December 31, 2008 by $2.1 million and decreased diluted earnings per share for the quarter by $0.02 ($2.1 million divided by 109.5 million shares).

During the first nine months of 2008, the Company recorded charges of approximately $33.7 million ($20.4 million after tax) related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related workforce.  Also during the second quarter of 2008, the Company increased its allowance for doubtful accounts by $45.0 million ($27.3 million after tax) due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectability of accounts receivable balances.

The after tax impact of these combined charges and adjustments decreased net earnings for the year ended December 31, 2008, by $49.8 million and diluted earnings per share by $0.44 ($49.8 million divided by 111.8 million shares).

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